EXHIBIT 99.1
PANHANDLE OIL AND GAS INC. REPORTS
Announces New Board of Director’s Member
OKLAHOMA CITY, OK— PANHANDLE OIL AND GAS INC. (AMEX-PHX) today announced that Duke R. Ligon has been appointed to the Company’s Board of Directors. Mr. Ligon will fill a newly created position on the board and will stand for election at the next annual shareholders meeting.
Mr. Ligon recently retired as senior vice president and general counsel for Devon Energy Corporation and brings more than 35 years of expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions. He is currently serving a executive director of the Love’s Entrepreneurship Center at Oklahoma City University as well as strategic advisor to the Oklahoma based Love’s Travel Stops & Country Stores. He is also a member of the Board of Directors of Quest Midstream Partners, L.P., Heritage Trust Company, Security State Bank of Wewoka and Seminole, Oklahoma and Pre-Paid Legal Services, Inc. (NYSE:PPD).
Prior to joining Devon in 1997, he practiced law for 12 years and last served as a partner at the law firm of Mayer, Brown & Platt in New York City. In addition, he was senior vice president and managing director for investment banking at Bankers Trust Co. in New York City for 10 years. Ligon received an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law.
E. Chris Kauffman, Chairman of the Board of Directors stated, “We are very pleased that Duke, who is a long time shareholder of the Company, will be bringing his experience and background both in the oil and gas business and on Wall Street to Panhandle’s Board.”
Panhandle Oil and Gas Inc. (AMEX-PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found on the internet at www.panhandleoilandgas.com